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                                    Exhibit 10.63


August 30, 1995

Dear Sergio Aguero,

The purpose of this letter is to confirm the terms of your employment with Trimark Pictures, Inc.

1. TITLE: Senior Vice President, International Sales. Trimark and you shall agree on a new title and its responsibilities by December 31, 1995.

2. TERM: 3 years, from September 16, 1995 to September 15, 1998, unless a mutually agreed upon title and its responsibilities are not agreed on and spelled out by December 31, 1995, then the term is one year ending September 15, 1996.

3. BASE SALARY: A base salary of $170,000. effective from September 16, 1995, $185,000. effective September 16, 1996 if applicable, and $200,000. effective September 16, 1997 if applicable.

4. BONUS: You will be eligible to participate in the fiscal year end bonus pool per management discretion.

5. STOCK OPTIONS: We will request that the Stock Option Committee reprice the 15,000 options granted to you on March 31, 1994 to the current market price. In addition we will request that the Stock Option Committee grant you an additional 21,000 shared at the current market price to vest at a rate of one third each year at the end of each year of employment.

6. You hereby expressly agree that while employed by Trimark Pictures you will not disclose any confidential matters of Trimark prior to, during or after your employment. In addition, you agree that Trimark shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or ideas suggested or submitted by you or suggested or submitted to you by a third party. Your agree also that Trimark shall own all other results and proceeds of your services during your employment.



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7.   You will be eligible for all Employee Benefits, Medical, Dental, Vision and
     Life and 401(k) per Trimark's standard Benefit program.

8. If you are terminated by Trimark Pictures, Inc. for any reason other than cause, a severance amount equal to 50% of the balance of the contract at the time of termination will be paid to you by Trimark and you shall have no duty to mitigate and Trimark will have no right of offset, providing however if control changes by acquisition or merger you will receive 100% of the balance of the contract and you shall have no duty to mitigate and Trimark shall have no right of offset.


This Agreement shall by binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

If the above meets with your approval, please countersign this letter and return the fully executed letter to me.


Sincerely,                                        AGREED TO AND ACCEPTED BY:


                                                  -------------------------
Mark Amin                                              Sergio Aguero
Chairman
                                             Date:






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June 25, 1996


Dear Sergio Aguero:

This is an amendment to your employment contract dated August 30, 1995 with Trimark Pictures, Inc. ("The Company".)

BONUS:
     DEFINITIONS:
       For purposes of this paragraph, the following terms shall have the following meanings:
       "HOLDINGS" shall mean Trimark Holdings, Inc.;
       "EFFECTIVE YEAR" shall mean each fiscal year of Holdings for which you are employed hereunder;

     PROFIT BONUS:
     For each Effective Year in which Holdings' pre-tax profits are GREATER than six percent (6%) of Holdings' stockholders equity as specified in Holdings' annual report, you shall receive a sum (the "Profit Bonus") that is equal to the aggregate of the following:

       Two and four tenths percent (2.4%) of one hundred percent (100%) of Holdings' pre-tax profits for said Effective Year that are between one dollar ($1.00) and six million, six hundred sixty-six thousand, six hundred sixty-six dollars ($6,666,666.00); and

       One and two tenths percent (1.2%) of one hundred percent (100%) of Holdings' pre-tax profits for said Effective Year that are between six million, six hundred sixty-six thousand, six hundred sixty-seven dollars ($6,666,667.00) and fifteen million, five hundred fifty-five thousand, five hundred and fifty five dollars ($15,555,555.00).

Sincerely,



Mark Amin
Chairman and CEO


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If the above meets with your approval, please countersign this letter and return the fully executed letter to me.

AGREED AND ACCEPTED BY:



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       Sergio Aguero                              Date






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